Exhibit 99.1

E2open Announces Fourth Quarter and Full Fiscal Year 2013 results

FY2013 total bookings increase 72%; new/upsell bookings increase 38%

Fourth quarter non-GAAP subscription revenue of $11.7 million increases 27% year-over-year

Net cash provided by operating activities of $4.1 million for the fourth quarter

Targets 26%-28% non-GAAP subscription revenue growth and 25%-30% new/upsell bookings growth for FY2014

Foster City, CA (April 16, 2013) – E2open, Inc. (NASDAQ: EOPN), a leading provider of strategic, cloud-based software solutions for collaborative execution across global trading networks, today announced financial results for the quarter ended February 28, 2013.

“E2open closed out fiscal 2013 with record bookings as customers across a range of vertical markets are increasingly realizing that collaborative execution is a core component of their supply chain strategy,” said Mark Woodward, E2open’s President and CEO. “We added a record number of new customers in the quarter as well as during the fiscal year, which is further evidence of our strong momentum, leadership position and value proposition.”

Mr. Woodward added, “We are very pleased that successful execution of our growth strategies led to an acceleration in our subscription revenue growth during fiscal 2013. We believe we are well positioned to further accelerate our full year subscription revenue growth during fiscal 2014 based on the strength of our new and upsell bookings during fiscal 2013, our strong pipeline of sales opportunities and our expectation of realizing increased productivity on the sales and marketing investments we have made in our business.”

Fourth Quarter Financial Highlights:

•	GAAP Revenue: Total GAAP revenue was $17.6 million for the fourth quarter of fiscal 2013; subscriptions and support revenue was $11.6 million, and professional services revenue was $6.0 million.

•

Non-GAAP Revenue: Non-GAAP revenue for the fourth quarter of fiscal 2013 includes $0.5 million from the impact of a previous contract amendment that accelerated revenue from future periods to the second quarter of fiscal 2013. Total non-GAAP revenue was $18.1 million, an increase of 6% compared to $17.0 million for the fourth quarter of fiscal 2012 and a decrease of 7% compared to $19.5 million for the third quarter of fiscal 2013. Subscriptions and support revenue was $11.7 million, an increase of 27% compared to $9.3 million for the fourth quarter of fiscal 2012 and an increase of 4% compared to $11.3 million for the third quarter of fiscal 2013. Professional services revenue was $6.4 million, a decrease of 18% compared to $7.8 million for the fourth quarter of fiscal 2012 and a decrease of 22% compared to $8.2 million for the third quarter of fiscal 2013.

•

GAAP Income (Loss) from Operations: GAAP income (loss) from operations was ($2.6) million compared to $0.8 million for the fourth quarter of fiscal 2012 and $0.0 million for the third quarter of fiscal 2013.

•	Non-GAAP Income (Loss) from Operations: Non-GAAP income (loss) from operations was ($1.4) million compared to $1.1 million for both the fourth quarter of fiscal 2012 and third quarter of fiscal 2013.

•

GAAP Net Income (Loss): GAAP net income (loss) was ($2.8) million compared to $0.9 million for the fourth quarter of fiscal 2012 and ($0.1) million for the third quarter of fiscal 2013. GAAP net income (loss) per share was ($0.11), based on 25.2 million weighted-average shares outstanding, compared to $0.00 per share, based on 6.2 million weighted-average shares outstanding, for the fourth quarter of fiscal 2012 and ($0.00) per share, based on 25.0 million weighted-average shares outstanding, for the third quarter of fiscal 2013.

•

Non-GAAP Net Income (Loss): Non-GAAP net income (loss) was ($1.5) million compared to $1.1 million for the fourth quarter of fiscal 2012 and $1.0 million for the third quarter of fiscal 2013. Non-GAAP net income (loss) per share was ($0.06), based on 27.2 million weighted-average shares outstanding, compared to $0.05, based on 21.0 million weighted-average shares outstanding, for the fourth quarter of fiscal 2012 and $0.04, based on 26.9 million weighted-average shares outstanding, for the third quarter of fiscal 2013.

•	Adjusted EBITDA: Adjusted EBITDA was ($1.0) million compared to $1.5 million for both the fourth quarter of fiscal 2012 and the third quarter of fiscal 2013.

•

Cash Flow: Cash flow from operations and free cash flow were both $4.1 million after deducting $0.0 million of capital expenditures. This compares to cash flow from operations of $1.2 million and free cash flow of ($0.0) million after deducting $1.2 million of capital expenditures for the fourth quarter of fiscal 2012.

•	Balance sheet: Cash and investments was $47.2 million, an increase of $4.0 million compared to $43.2 million at the end of the third quarter of fiscal 2013.

Fiscal Year 2013 Financial Highlights:

•	GAAP Revenue: Total GAAP revenue was $74.9 million for fiscal 2013; subscriptions and support revenue was $43.8 million, and professional services revenue was $31.1 million.

•

Non-GAAP Revenue: Non-GAAP revenue for fiscal 2013 excludes $3.5 million of revenue related to the impact of a contract amendment that accelerated revenue from future periods to the second quarter of fiscal 2013. Total non-GAAP revenue was $71.4 million, an increase of 20% compared to $59.7 million for fiscal 2012. Subscriptions and support revenue was $43.2 million, an increase of 21% compared to $35.8 million for fiscal 2012. Professional services revenue was $28.2 million, an increase of 18% compared to $23.9 million for fiscal 2012.

•	GAAP Income (Loss) from Operations: GAAP income (loss) from operations was ($0.0) million compared to $0.3 million for fiscal 2012.

•	Non-GAAP Income (Loss) from Operations: Non-GAAP income (loss) from operations was ($1.3) million compared to $1.0 million for fiscal 2012.

•

GAAP Net Loss: GAAP net loss was ($0.7) million compared to ($0.2) million for fiscal 2012. GAAP net loss per share was ($0.04), based on 17.5 million weighted-average shares outstanding, compared to ($0.04) based on 5.9 million weighted-average shares outstanding, for fiscal 2012.

•

Non-GAAP Net Income (Loss): Non-GAAP net income (loss) was ($1.9) million compared to $0.5 million for fiscal 2012. Non-GAAP net income (loss) per share was ($0.07), based on 25.4 million weighted-average shares outstanding, compared to $0.02, based on 20.7 million weighted-average shares outstanding, for fiscal 2012.

•	Adjusted EBITDA: Adjusted EBITDA was $0.3 million compared to $2.5 million for fiscal 2012.

•

Cash Flow: Cash flow from operations was ($1.0) million, leading to free cash flow of ($2.1) million after deducting $1.1 million of capital expenditures. This compares to cash flow from operations of ($0.8) million and free cash flow of ($2.5) million after deducting $1.7 million of capital expenditures for fiscal 2012.

Fourth Quarter & Recent Business Highlights:

•	Added 8 new customers during the quarter and expanded our relationship with several other customers.

•	Added 24 new customers during fiscal 2013, compared to 13 new customers added during fiscal 2012.

•	Ended the quarter and fiscal year with 76 customers, 35,302 unique registered trading partners, and 108,846 unique registered users on the E2open network.

•	E2open was named the winner at the 2012 Supply Chain Distinction Awards North America in the Solution Implementation category.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below, under the heading “Non-GAAP Financial Measures.”

Guidance:

Mark Woodward said, “We are optimistic about E2open’s outlook for fiscal 2014 as we not only expect our subscription revenue growth to accelerate on an annual basis, but we also expect the second half of the year to grow at a faster rate than the first half of the year based on our visibility and momentum of the business. At the same time, fiscal 2014 will represent a transition year for our professional services business as we dramatically accelerate our strategy of enabling our strategic partners. This is expected to result in lower professional services revenue and related profitability for the company from a short-term perspective; however, it is an important strategic initiative that will allow E2open to optimize subscription revenue growth, market share gains and our long-term profit objectives.”

As of April 16, 2013, E2open is providing guidance for its first quarter of fiscal 2014 as well as the full fiscal year 2014.

•

First Quarter Fiscal 2014 Guidance: Total GAAP revenue is expected to be in the range of $15.0 million to $15.5 million, including a $0.5 million negative impact to revenue, due to the aforementioned acceleration of revenue in the second quarter of fiscal 2013 in connection with a contract amendment. Excluding the aforementioned contract amendment (a nonrecurring item), total non-GAAP revenue is expected to be in the range of $15.5 million to $16.0 million. Within total non-GAAP revenue, we expect subscription revenue of $12.0 to $12.2 million, or a year-over-year increase of 22% to 24%, and professional services revenue of $3.5 to $3.8 million, or a year-over-year decrease of 33% to 39%. Non-GAAP loss from operations is expected to be in the range of ($4.9) million to ($5.9) million. Non-GAAP net loss per share is expected to be in the range of ($0.18) to ($0.22), based on approximately 27.2 million weighted-average shares outstanding. Adjusted EBITDA is expected to be in the range of ($4.5) million to ($5.5) million.

•

Full Year Fiscal 2014 Guidance: Total GAAP revenue is expected to be in the range of $75.0 million to $77.0 million, including a $2.0 million negative impact to revenue, due to the aforementioned acceleration of revenue in the second quarter of fiscal 2013 in connection with a contract amendment. Excluding the aforementioned contract amendment (a nonrecurring item), total non-GAAP revenue is expected to be in the range of $77.0 million to $79.0 million. Within total non-GAAP revenue, we expect subscription revenue of $54.6 to $55.4 million, or a year-over-year increase of 26% to 28%, and professional services revenue of $22.4 to $23.6 million, or a year-over-year decrease of 16% to 20%. Non-GAAP loss from operations is expected to be in the range of ($8.5) million to ($9.5) million. Non-GAAP net loss per share is expected to be in the range of ($0.33) to ($0.36), based on approximately 27.3 million weighted-average shares outstanding. Adjusted EBITDA is expected to be in the range of ($6.5) million to ($7.5) million. Free cash flow is expected to be in the range of ($7.0) million to ($8.0) million. New and upsell bookings are expected to be in the range of $88.0 million to $91.5 million, representing growth of approximately 25% to 30% compared to fiscal 2013.

With respect to the Company’s expectations under “Guidance” above, the Company has not reconciled non-GAAP loss from operations or non-GAAP net loss per share to GAAP income (loss) from operations and GAAP net income (loss) per share because these items are out of the Company’s control and/or cannot be reasonably predicted.

Conference Call Details:

•	What: E2open financial results for the fourth quarter of fiscal 2013 and outlook for the first quarter of fiscal 2014 and the full year of fiscal 2014

•	When: Tuesday, April 16, 2013 at 2PM PT (5PM ET)

•

Dial in: To access the call in the U.S., please dial (877) 407-3982, and for international callers dial (201) 493-6780. Callers may provide confirmation number 411186 to access the call more quickly, and are encouraged to dial into the call 10 to 15 minutes prior to the start to prevent any delay in joining.

•	Webcast: http://investor.e2open.com/ (live and replay)

•

Replay: A replay of the call will be available via telephone for seven days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial (877) 870-5176, and for international callers dial (858) 384-5517 and enter access code 411186.

About E2open

E2open is a leading provider of cloud-based, on-demand software solutions enabling enterprises to procure, manufacture, sell, and distribute products more efficiently through collaborative execution across global trading networks. Brand owners use E2open solutions to gain visibility into and control over their trading networks through the real-time information, integrated business processes, and advanced analytics that E2open provides. E2open customers include Celestica, Cisco, Dell, HGST, IBM, L’Oréal, LSI, Motorola Solutions, Seagate, and Vodafone. E2open is headquartered in Foster City, California with operations worldwide.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements about expected GAAP revenue, non-GAAP revenue, non-GAAP income (loss) from operations, non-GAAP income (loss) per share, and Adjusted EBITDA for the first quarter of fiscal 2014 and the full fiscal year, and free cash flow and bookings for the full fiscal year. These forward-looking statements include the statements in the press release that relate to management’s belief that subscription revenue will grow at an accelerated rate during fiscal 2014, that subscription revenue will grow at a faster rate in the second half of the fiscal year, the existence of a strong pipeline of sales opportunities, and expectations for realizing increased productivity on sales and marketing investments. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements we make.

The risks and uncertainties referred to above include, but are not limited to, risks associated with the company’s growth strategy; the company’s plans for future products; the company’s operating results; the company’s ability to anticipate future market demands and future needs of its customers; the company’s customer concentration; the company’s ability to effectively manage its growth; the company’s expectations regarding its use of proceeds from its initial public offering; the company’s expectations regarding expenses, sales and operations; anticipated trends and challenges in the markets in which the company operates; the company’s competition; the company’s ability to successfully enter new markets and manage its international expansion; and the company’s intellectual property.

Further information on these and other factors that could affect the company’s financial results is included in the filings made with the Securities and Exchange Commission, including the company’s registration statement on Form S-1 (file #333-179558). These documents are available on the SEC Filings section of the Investor Relations section of the company’s website at: investor.e2open.com.

E2open, Inc. assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Non-GAAP Financial Measures

Our reported results include certain non-GAAP financial measures, including bookings, non-GAAP revenue, non-GAAP operating income (loss), non-GAAP net income (loss), weighted-average shares outstanding, non-GAAP net income (loss) per share, adjusted EBITDA, and free cash flow. Bookings represent the full value of customer orders or contracts signed during a reporting period. Non-GAAP operating income (loss) and non-GAAP net income (loss) exclude expenses related to stock-based compensation expense and noncash income taxes as they are often excluded by other companies to help investors understand the operational performance of their business and, in the case of stock-based compensation, can be difficult to predict. In addition, stock-based compensation expense varies from period to period and company to company due to such things as differing valuation methodologies and changes in stock price. Non-GAAP revenue, non-GAAP operating income (loss) and non-GAAP net income (loss) also exclude the impact of certain accelerated revenue recognized in connection with a contract amendment in the second quarter of fiscal 2013. Adjusted EBITDA is defined as net income (loss), adjusted for accelerated revenue from a contract amendment, depreciation and amortization, stock-based compensation expense, interest and other expense, net, and provision for income taxes. Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures, which consist of purchases of property, equipment and software. Reconciliation tables are provided in this press release. Management believes that the use of non-GAAP financial measures provides consistency and comparability with our past financial performance, facilitates period to period comparisons of results of operations, and also facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. Non-GAAP results are presented for supplemental informational purposes only for understanding our operating results. The non-GAAP results should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

ICR

Greg Kleiner, 650-645-6675

Investor Relations

investor.relations@e2open.com

E2open, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended			Year Ended
	February 28, 2013	November 30, 2012	February 29, 2012	February 28, 2013	February 29, 2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue
Subscriptions and support	$11,633	$11,215	$9,253	$43,793	$35,816
Professional services and other	5,978	7,748	7,772	31,145	23,871

Total revenue	17,611	18,963	17,025	74,938	59,687
Cost of revenue
Subscriptions and support (1)	2,063	2,175	1,915	8,275	7,514
Professional services and other (1)	4,029	3,691	3,892	15,037	14,116

Total cost of revenue	6,092	5,866	5,807	23,312	21,630
Gross profit
Subscriptions and support	9,570	9,040	7,338	35,518	28,302
Professional services and other	1,949	4,057	3,880	16,108	9,755

Total gross profit	11,519	13,097	11,218	51,626	38,057
Gross margin
Subscriptions and support	82%	81%	79%	81%	79%
Professional services and other	33%	52%	50%	52%	41%

Total gross margin	65%	69%	66%	69%	64%
Operating expenses
Research and development (1)	3,729	3,621	3,360	14,999	13,240
Sales and marketing (1)	8,054	7,393	5,429	28,222	18,590
General and administrative (1)	2,304	2,050	1,658	8,413	5,963

Total operating expenses	14,087	13,064	10,447	51,634	37,793

Income (loss) from operations	(2,568)	33	771	(8)	264
Interest and other expense, net	(120)	(53)	46	(437)	(411)

Income (loss) before income taxes	(2,688)	(20)	817	(445)	(147)
Income tax benefit (provision)	(127)	(62)	44	(264)	(78)

Net income (loss)	(2,815)	(82)	861	(709)	(225)
Undistributed earnings allocated to preferred stockholders	—	—	(861)	—	—

Net income (loss) attributable to common stockholders	$(2,815)	$(82)	$—	$(709)	$(225)

Net income (loss) per share attributable to common stockholders:
Basic	$(0.11)	$(0.00)	$—	$(0.04)	$(0.04)

Diluted	$(0.11)	$(0.00)	$—	$(0.04)	$(0.04)

Weighted average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	25,178	25,021	6,215	17,490	5,918

Diluted	25,178	25,021	6,215	17,490	5,918

(1) Includes stock-based compensation as follows:
Cost of revenue
Subscriptions and support	$52	$53	$25	$179	$58
Professional services and other	125	128	56	442	145

Total cost of revenue	177	181	81	621	203
Operating expenses
Research and development	54	52	31	184	84
Sales and marketing	261	206	124	749	259
General and administrative	182	171	81	691	181

Total operating expenses	497	429	236	1,624	524

Total stock-based compensation	$674	$610	$317	$2,245	$727

E2open, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	February 28, 2013	February 29, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$20,262	$10,219
Short -term investments	15,289	—
Accounts receivable, net	20,670	16,304
Prepaid expenses and other current assets	2,212	3,211

Total current assets	58,433	29,734
Long -term investments	11,692	—
Property and equipment, net	2,438	2,249
Other assets	905	710

Total assets	$73,468	$32,693

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued liabilities	$10,769	$9,012
Deferred revenue	39,789	38,101
Lines of credit	—	9,650
Current portion of notes payable and capital lease obligations	849	1,003

Total current liabilities	51,407	57,766
Deferred revenue	1,898	6,958
Notes payable and capital lease obligations, net of current portion	562	668
Other noncurrent liabilities	508	505

Total liabilities	54,375	65,897
Stockholders’ equity (deficit):
Preferred stock	—	83,491
Common stock	25	6
Additional paid-in capital	360,280	223,776
Accumulated other comprehensive income (loss)	(17)	9
Accumulated deficit	(341,195)	(340,486)

Total stockholders’ equity (deficit)	19,093	(33,204)

Total liabilities and stockholders’ equity (deficit)	$73,468	$32,693

E2open, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended			Year Ended
	February 28, 2013	November 30, 2012	February 29, 2012	February 28, 2013	February 29, 2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(2,815)	$(82)	$861	$(709)	$(225)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Stock-based compensation	674	610	317	2,245	727
Depreciation and amortization	420	401	376	1,616	1,526
Other	129	177	(158)	374	(158)
Changes in operating assets and liabilities:
Accounts receivable, net	(894)	(3,784)	(1,491)	(4,366)	(4,016)
Prepaid expenses and other current assets	521	1,177	(1,016)	1,149	(992)
Accounts payable and accrued liabilities	558	2,068	800	2,079	1,912
Deferred revenue	5,456	786	1,537	(3,372)	428
Other	89	(41)	(55)	27	(28)

Net cash provided by (used in) operating activities	4,138	1,312	1,171	(957)	(826)

Cash flows from investing activities:
Capital expenditures	(21)	(70)	(1,174)	(1,138)	(1,669)
Purchase of marketable securities, net	(1,880)	(10,807)	—	(27,023)	—
Other assets	3	(2)	(6)	29	(95)

Net cash used in investing activities	(1,898)	(10,879)	(1,180)	(28,132)	(1,764)

Cash flows from financing activities:
Proceeds from bank debt	—	—	15,548	30,300	46,650
Repayments of bank debt	—	—	(14,750)	(39,950)	(42,460)
Repayment of notes payable and capital lease obligations	(607)	(150)	(251)	(2,502)	(1,124)
Proceeds from exercise of common stock options	553	10	58	723	89
Proceeds from exercise of warrants	—	—	—	700	145
Payment of fractional shares from reverse stock split	—	—	—	(3)	—
Proceeds from initial public offering , net	—	—	—	52,313	—
Payment of deferred offering costs	—	(1,681)	(420)	(2,410)	(550)

Net cash provided by (used in) financing activities	(54)	(1,821)	185	39,171	2,750
Effect of exchange rate changes	(8)	(7)	—	(39)	(1)

Net increase (decrease) in cash and cash equivalents	2,178	(11,395)	176	10,043	159
Cash and cash equivalents at beginning of period	18,084	29,479	10,043	10,219	10,060

Cash and cash equivalents at end of period	$20,262	$18,084	$10,219	$20,262	$10,219

Supplemental cash flow information:
Cash paid during the period for:
Interest	$31	$29	$48	$239	$185
Income taxes	$15	$57	$15	$134	$102
Noncash financing and investing activities:
Property, software and equipment acquired under notes payable and capital leases	$589	$32	$—	$662	$—
Vesting of early exercised common stock options	$4	$4	$19	$37	$78
Conversion of preferred stock to common stock upon initial public offering	$—	$—	$—	$84,191	$—

E2open, Inc.

GAAP to Non-GAAP Reconciliation Tables

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Year Ended
	February 28, 2013	November 30, 2012	February 29, 2012	February 28, 2013	February 29, 2012
Non-GAAP Revenue
GAAP Revenue
Subscriptions and support	$11,633	$11,215	$9,253	$43,793	$35,816
Professional services and other	5,978	7,748	7,772	31,145	23,871

Total	17,611	18,963	17,025	74,938	59,687
Add (Less): accelerated revenue from contract amendment
Subscriptions and support	93	63	—	(552)	—
Professional services and other	420	424	—	(2,979)	—

Total	513	487	—	(3,531)	—
Non-GAAP Revenue
Subscriptions and support	11,726	11,278	9,253	43,241	35,816
Professional services and other	6,398	8,172	7,772	28,166	23,871

Total	$18,124	$19,450	$17,025	$71,407	$59,687

Non-GAAP Gross Profit
GAAP Gross Profit
Subscriptions and support	$9,570	$9,040	$7,338	$35,518	$28,302
Professional services and other	1,949	4,057	3,880	16,108	9,755

Total	11,519	13,097	11,218	51,626	38,057
Add (Less): accelerated revenue from contract amendment
Subscriptions and support	93	63	—	(552)	—
Professional services and other	420	424	—	(2,979)	—

Total	513	487	—	(3,531)	—
Add: stock-based compensation expense
Subscriptions and support	52	53	25	179	58
Professional services and other	125	128	56	442	145

Total	177	181	81	621	203
Non-GAAP Gross Profit
Subscriptions and support	9,715	9,156	7,363	35,145	28,360
Professional services and other	2,494	4,609	3,936	13,571	9,900

Total	$12,209	$13,765	$11,299	$48,716	$38,260

Non-GAAP Gross Margin
Subscriptions and support	83%	81%	80%	81%	79%
Professional services and other	39%	56%	51%	48%	41%

Total	67%	71%	66%	68%	64%

Non-GAAP Income (Loss) from Operations
GAAP income (loss) from operations	$(2,568)	$33	$771	$(8)	$264
Add (Less): accelerated revenue from contract amendment	513	487	—	(3,531)	—
Add: stock-based compensation expense	674	610	317	2,245	727

Non-GAAP income (loss) from operations	$(1,381)	$1,130	$1,088	$(1,294)	$991

E2open, Inc.

GAAP to Non-GAAP Reconciliation Tables

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Year Ended
	February 28, 2013	November 30, 2012	February 29, 2012	February 28, 2013	February 29, 2012
Non-GAAP Net Income (Loss) Per Share
Numerator:
GAAP net income (loss) attributable to common stockholders	$(2,815)	$(82)	$—	$(709)	$(225)
Add: undistributed earnings allocated to preferred stockholders	—	—	861	—	—
Add (Less): accelerated revenue from contract amendment	513	487	—	(3,531)	—
Add: stock-based compensation	674	610	317	2,245	727
Add: income tax provision	127	62	(44)	264	78

Non-GAAP income (loss) before income taxes	(1,501)	1,077	1,134	(1,731)	580
Cash paid for income taxes	(15)	(57)	(15)	(134)	(102)

Non-GAAP net income (loss)	$(1,516)	$1,020	$1,119	$(1,865)	$478

Denominator:
Reconciliation between GAAP and non-GAAP weighted average shares used to compute diluted net income (loss) per share:
Weighted average number of shares used to compute GAAP net income (loss) per share (diluted)	25,178	25,021	6,215	17,490	5,918
Effect of potentially dilutive common stock equivalents (1)	2,000	1,855	14,799	7,937	14,772

Non-GAAP weighted average shares used to compute non-GAAP net income (loss) per share	27,178	26,876	21,014	25,427	20,690

GAAP net income (loss) per share (diluted)	$(0.11)	$(0.00)	$—	$(0.04)	$(0.04)

Non-GAAP net income (loss) per share	$(0.06)	$0.04	$0.05	$(0.07)	$0.02

Adjusted EBITDA
GAAP net income (loss) attributable to common stockholders	$(2,815)	$(82)	$—	$(709)	$(225)
Add: Undistributed earnings allocated to preferred stockholders	—	—	861	—	—
Add (Less): accelerated revenue from contract amendment	513	487	—	(3,531)	—
Add: depreciation and amortization	420	401	376	1,616	1,526
Add: interest and other expense, net	120	53	(46)	437	411
Add: income tax provision	127	62	(44)	264	78

EBITDA	(1,635)	921	1,147	(1,923)	1,790
Add: stock-based compensation expense	674	610	317	2,245	727

Adjusted EBITDA	$(961)	$1,531	$1,464	$322	$2,517

Free Cash Flow
Net cash provided by (used) in operating activities	$4,138	$1,312	$1,171	$(957)	$(826)
Capital expenditures	(21)	(70)	(1,174)	(1,138)	(1,669)

Free cash flow	$4,117	$1,242	$(3)	$(2,095)	$(2,495)

(1)	These securities are anti-dilutive on a GAAP basis as a result of our net loss, but are included for non-GAAP net income (loss) per share.

E2open, Inc.

Bookings by Source

(dollars in thousands)

(Unaudited)

	Year Ended
	February 28, 2011		February 29, 2012		February 28, 2013
New & upsell	$43,675	77%	$51,001	70%	$70,288	56%
Renewals	13,241	23%	21,614	30%	54,851	44%

Total bookings	$56,916	100%	$72,615	100%	$125,139	100%

Year-over-year growth
New & upsell				17%		38%
Renewals				63%		154%
Total				28%		72%